Exhibit 99.1

December 30, 2010

FOR IMMEDIATE RELEASE

Wilber National Bank Names Robert Hayes Regional President
of Bank’s Capital District Region

(ONEONTA, NY) - Douglas C. Gulotty, President and CEO of Wilber National Bank, the principal subsidiary of The Wilber Corporation, recently announced the promotion of Robert A. Hayes to Regional President, Capital District Region.  In his expanded role with the Bank Mr. Hayes will lead the Bank’s expansion efforts in the Capital District (of New York State) and assume leadership responsibility for retail branch sales across all Wilber National Bank.  He will also continue to manage the Bank’s residential mortgage lending division, Provantage Home Loans.

A graduate of the University of Rochester, Hayes holds degrees in both Economics and Management. He is a native to Saratoga County where he founded Provantage Funding Corporation in 2000, a New York State Licensed Mortgage Bank.  In 2007, he sold Provantage Funding Corporation to The Wilber Corporation.  In 2008 Provantage Funding Corporation was merged into the Bank to create the Provantage Home Loans Division.  Mr. Hayes currently serves as the President of the Capital District Chapter of the Mortgage Bankers Association.

About The Wilber Corporation
The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York. The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange) and recently joined the broad-market Russell 3000® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 26, 2009. Membership in the Russell 3000 means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

About Wilber National Bank
Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and two loan production offices, one located in Ulster County and the second in Saratoga County. The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities. The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending. The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers. The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division. It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeST®. The Bank currently has 274 full time equivalent employees. Additional information about Wilber National Bank can be found at its website: www.wilberbank.com.

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NOTE: This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance. About Wilber Corporation